Exhibit 10.57
Certain identified information has been redacted from this exhibit because it is both (i) not material and (ii) a type that the registrant treats as private or confidential. Information that has been omitted has been identified in this document with a placeholder identified by the mark “[***]”.

AIRCRAFT TIME SHARING AGREEMENT
(Multiple Aircraft)

Dated as of the      day of      , [YEAR],

between

Bank of America, NA,
as Time Share Lessor,

and

[NAME]
as Time Share Lessee,

* * *

INSTRUCTIONS FOR COMPLIANCE WITH
"TRUTH IN LEASING" REQUIREMENTS UNDER FAR § 91.23

Within 24 hours after execution of this Agreement:
mail a copy of the executed document to the
following address via certified mail, return receipt requested:

Federal Aviation Administration
Aircraft Registration Branch
ATTN: Technical Section
P.O. Box 25724
Oklahoma City, Oklahoma 73125

At least 48 hours prior to the first flight of each Aircraft to be conducted under this Agreement:
provide notice, using the FSDO Notification Letter in Exhibit A, of the departure airport and proposed time of departure of the first flight, by facsimile, to the Flight Standards
District Office located nearest the departure airport.

Carry a copy of this Agreement in each Aircraft at all times.

* * *

    This AIRCRAFT TIME SHARING AGREEMENT (the "Agreement") is made and effective as of
     day of      , [YEAR] (the "Effective Date"), by and between Bank of America, NA, a national banking association ("Time Share Lessor"), and [NAME] ("Time Share Lessee").

W I T N E S S E T H :

    WHEREAS, Time Share Lessee desires to lease each Aircraft, with a flight crew, on a non-exclusive basis, from Time Share Lessor on a time sharing basis as defined in Section 91.501(c)(1) of the FAR;

    WHEREAS, Time Share Lessor is willing to lease each Aircraft, with a flight crew, on a non-exclusive basis, to Time Share Lessee on a time sharing basis; and

WHEREAS, during the Term of this Agreement, each Aircraft will be subject to use by Time Share Lessor and may be subject to use by one or more other third-parties.

    NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    Definitions. The following terms shall have the following meanings for all purposes of this Agreement:

"Aircraft" means, individually and collectively as the context may require, each of the Aircraft identified in Exhibit B.

"Aircraft Documents" means all flight records, maintenance records, historical records, modification records, overhaul records, manuals, logbooks, authorizations, drawings and data relating to any specific Airframe, any specific Engine, or any Part associated with any specific Airframe or Engine, or that are required by Applicable Law to be created or maintained with respect to the maintenance and/or operation of any specific Aircraft.

"Applicable Law" means, without limitation, all applicable laws, treaties, international agreements, decisions and orders of any court, arbitration or governmental agency or authority and rules, regulations, orders, directives, licenses and permits of any governmental body, instrumentality, agency or authority, including, without limitation, the FAR and 49 U.S.C. § 41101, et seq., as amended.

"Business Day" means any day of the year during which Time Share Lessor’s headquarters offices in the State of North Carolina are open for business.

"DOT" means the United States Department of Transportation or any successor agency.

"FAA" means the Federal Aviation Administration or any successor agency.

"FAR" means collectively the Aeronautics Regulations of the FAA and the DOT, as codified at Title 14, Parts 1 to 399 of the United States Code of Federal Regulations.

"Operating Base" means Charlotte Douglas International Airport, in the City of Charlotte, State of North Carolina.

"Operational Control" has the same meaning given the term in Section 1.1 of the FAR.

"Parts" means all appliances, components, parts, instruments, appurtenances, accessories, furnishings or other equipment of whatever nature (other than complete Engines or engines) which may from time to time be incorporated or installed in or attached to any Airframe or any Engine and includes replacement parts.

"Pilot in Command" has the same meaning given the term in Section 1.1 of the FAR.

"Schedule Keeper" means the person designated by the Time Share Lessor to maintain the scheduling log of the Aircraft. The name, address, telephone number, and other contact information for the Schedule Keeper are set forth in Section 27.
"Taxes" means commercial air transportation excise taxes pursuant to Section 4261 of the Internal Revenue Code of 1986, as amended, regardless of whether any flight is considered “noncommercial” under the FAR.
"Term" means the entire period from the Effective Date to the date this Agreement is terminated pursuant to Section 3.
2.    Agreement to Lease.

2.1    General. Time Share Lessor agrees to lease each Aircraft to Time Share Lessee from time to time on an "as needed and as available" basis, and to provide a fully qualified flight crew for all Time Share Lessee's flight operations, in accordance with the terms and conditions of this Agreement.

2.2    Aircraft Changes. Individual aircraft may be added and become subject to this Agreement, and/or may be removed from the applicability of this Agreement, from time to time by Time Share Lessor by (a) replacing Exhibit B with an updated list of Aircraft that are subject to this Agreement, (b) mailing a copy of said updated list of Aircraft to the Technical Section of the FAA Civil Aircraft Registry at the address provided on the cover of this Agreement, and (c) providing a copy of said updated list of Aircraft to Time Share Lessee.

2.3    Automatic Removal of Aircraft. Without limiting the generality of Section 2.2, in the event Time Share Lessor from time to time sells any individual Aircraft listed on Exhibit B, such Aircraft shall, upon the transfer of title to such Aircraft, be deemed immediately removed from the applicability of this Agreement regardless of whether such Aircraft is specifically removed from Exhibit B.

2.4    FSDO Notice. Anytime a new Aircraft is added to Exhibit B and becomes subject to this Agreement, at least 48 hours prior to the first flight of such newly added Aircraft to be conducted under this Agreement, Time Share Lessee shall complete a FSDO Notice, substantially in the form attached hereto as Exhibit A with respect to such Aircraft, and shall deliver the completed FSDO Notice by facsimile to the FAA Flight Standards District Office located nearest to the departure airport of said first flight of such Aircraft. Thereafter, Time Share Lessee shall provide copies of the FSDO Notice and the fax confirmation sheet to Time Share Lessor.

3.    Term.

3.1    Initial Term. The initial term of this Agreement shall commence on the Effective Date and continue for a period of one (1) year.

3.2    Renewal. At the end of the initial one (1) year term or any subsequent one (1) year term, this Agreement shall automatically be renewed for an additional one (1) year term.

3.3    Termination.

3.3.1    Each party shall have the right to terminate this Agreement at any time with or without cause on thirty (30) days written notice to the other party.

3.3.2    Time Share Lessor shall have the right to terminate this Agreement at any time in accordance with Section 16 upon any breach by Time Share Lessee under said Section 16.

3.3.3    This Agreement shall terminate automatically and without further notice on the date the Time Share Lessee ceases to be employed by the Time Share Lessor.

4.    Applicable Regulations. The parties hereto intend that this Agreement shall constitute, and this Agreement shall be interpreted as, a Time Sharing Agreement as defined in Section 91.501(c)(1) of the FAR. The parties agree that for all flights under this Agreement, the Aircraft used for the flight shall be operated under the pertinent provisions of Subpart F of Part 91 of the FAR. If any provision of this Agreement is determined to be inconsistent with any of the requirements of the provisions of Subpart F of Part 91 of the FAR, such provision shall be deemed amended in any respect necessary to bring it into compliance with such requirements.

5.    Non-Exclusivity. Time Share Lessee acknowledges that each Aircraft is leased to Time Share Lessee hereunder on a non-exclusive basis, and that all Aircraft will also be subject to use by Time Share Lessor, and may also be subject to non-exclusive leases and lease to others during the Term.

6.    Flight Charges. Time Share Lessee shall pay Time Share Lessor an amount determined by Time Share Lessor, not to exceed the direct operating costs for the Aircraft used for any flight conducted under this Agreement; provided, however, that the foregoing shall be subject to the further limitation that in no event shall Time Share Lessee pay an amount for any flight conducted under this Agreement in excess of the maximum amount of expense reimbursement permitted in accordance with Section 91.501(d) of the FAR, which expenses include and are limited to:

6.1    fuel, oil, lubricants, and other additives;
6.2    travel expenses of the crew, including food, lodging and ground transportation;
6.3    hangar and tie down costs away from the Aircraft's Operating Base;
6.4    insurance obtained for the specific flight;
6.5    landing fees, airport taxes and similar assessments;
6.6    customs, foreign permit, and similar fees directly related to the flight;
6.7    in-flight food and beverages;
6.8    passenger ground transportation;
6.9    flight planning and weather contract services; and
6.10    an additional charge equal to 100% of the expenses listed in Section 6.1.

7.    Invoices and Payment. Quarterly, in arrears, Time Share Lessor shall provide an invoice to Time Share Lessee for an amount determined by Time Share Lessor in accordance with Section 6 above. Time Share Lessee shall remit the full amount of any such invoice, together with any applicable Taxes under Section 8, to Time Share Lessor promptly by the earlier of (i) the fifteenth (15th) day after the invoice date, or (ii) the last Business Day of the calendar year during which the flight was conducted.

8.    Taxes. No payments to be made by Time Share Lessee under Section 6 of this Agreement include any Taxes which may be assessed or levied as a result of the lease of the various Aircraft to Time Share Lessee, or the use of Aircraft by Time Share Lessee, or the provision of a taxable transportation service to Time Share Lessee using the various Aircraft. Time Share Lessee shall be responsible for, shall indemnify and hold harmless Time Share Lessor against, and shall remit to Time Share Lessor all such Taxes together with each payment made pursuant to Section 7.

9.    Scheduling Flights.

9.1    Submitting Flight Requests. Time Share Lessee shall submit requests for flight time and proposed flight schedules to the Schedule Keeper as far in advance of any given flight as possible. Time Share Lessee shall provide at least the following information for each proposed flight prior to scheduled departure: departure airport; destination airport; date and time of departure; the names of all passengers; purpose of the flight for each passenger; the nature and extent of luggage and/or cargo to be carried; the date and time of return flight, if any; and any other information concerning the proposed flight that may be pertinent or required by Time Share Lessor or Time Share Lessor's flight crew.

9.2    Approval of Flight Requests. Each use of an Aircraft by Time Share Lessee shall be subject to the Schedule Keeper's prior approval. Schedule Keeper may approve or deny any flight scheduling request in Schedule Keeper's sole discretion. Schedule Keeper shall be under no obligation to approve any flight request submitted by Time Share Lessee, and shall have final authority over the scheduling of all Aircraft.

9.3    Subordinated Use of Aircraft. Time Share Lessee's rights to schedule use of the various Aircraft during the Term of this Agreement shall at all times be subordinate to the Aircraft use requirements of Time Share Lessor, and Time Share Lessor shall at all times be entitled to preempt any scheduled, unscheduled, and anticipated use of any Aircraft by Time Share Lessee, notwithstanding any prior approval by Schedule Keeper of a request by Time Share Lessee to schedule a flight.

10.    Title and Registration. Time Share Lessor has exclusive legal and equitable title to each Aircraft. Time Share Lessee acknowledges that title to each Aircraft shall remain vested in Time Share Lessor. Time Share Lessee undertakes, to the extent permitted by Applicable Law, to do all such further acts, deeds, assurances or things as, in the reasonable opinion of Time Share Lessor, may be necessary or desirable in order to protect or preserve Time Share Lessor's title to the various Aircraft.

11.    Aircraft Maintenance and Flight Crew. Time Share Lessor shall be solely responsible for maintenance, preventive maintenance and required or otherwise necessary inspections of each Aircraft, and shall take such requirements into account in scheduling the Aircraft. No period of maintenance, preventative maintenance, or inspection shall be delayed or postponed for the purpose of scheduling the Aircraft, unless said maintenance or inspection can be safely conducted at a later time in compliance with all Applicable Laws and regulations, and within the sound discretion of the Pilot in Command.

12.    Flight Crews. Time Share Lessor shall provide to Time Share Lessee a qualified flight crew for each flight conducted in accordance with this Agreement. The members of the flight crew may be either employees or independent contractors of Time Share Lessor. In either event, the flight crew shall be and remain under the exclusive command and control of Time Share Lessor in all phases of all flights conducted hereunder.

13.    OPERATIONAL CONTROL. THE PARTIES EXPRESSLY AGREE THAT TIME SHARE LESSOR SHALL HAVE AND MAINTAIN OPERATIONAL CONTROL OF ALL AIRCRAFT FOR ALL FLIGHTS OPERATED UNDER THIS AGREEMENT, AND THAT THE INTENT OF THE PARTIES IS THAT THIS AGREEMENT CONSTITUTE A "TIME SHARING AGREEMENT" AS SUCH TERM IS DEFINED IN SECTION 91.501(C)(1) OF THE FAR. TIME SHARE LESSOR SHALL EXERCISE EXCLUSIVE AUTHORITY OVER INITIATING, CONDUCTING, OR TERMINATING ANY FLIGHT CONDUCTED ON BEHALF OF TIME SHARE LESSEE PURSUANT TO THIS AGREEMENT.

14.    Authority of Pilot In Command. Notwithstanding that Time Share Lessor shall have Operational Control of the Aircraft during any flight conducted pursuant to this Agreement, Time Share Lessor and Time Share Lessee expressly agree that the Pilot in Command, in his or her sole discretion, may terminate any flight, refuse to commence any flight, or take any other flight-related action which in the judgment of the Pilot in Command is necessary to ensure the safety of the Aircraft, the flight crew, the passengers, and persons and property on the ground. The Pilot in Command shall have final and complete authority to postpone or cancel any flight for any reason or condition that in his or her judgment would compromise the safety of the flight. No such action of the Pilot in Command shall create or support any liability of Time Share Lessor to Time Share Lessee for loss, injury, damage or delay.

15.    Passengers and Baggage. Time Share Lessee may carry on the Aircraft of all flights under this Agreement such passengers and baggage/cargo as Time Share Lessee in its sole but reasonable discretion shall determine; provided, however, that the passengers to be carried on such flights shall be limited to those permitted under the pertinent provisions of Part 91 of the FAR, and that the number of such passengers shall in no event exceed the number of passenger seats legally available in the Aircraft being used for a particular flight, and the total load, including fuel and oil in such quantities as the Pilot in Command shall determine to be required, shall not exceed the maximum allowable load for the Aircraft.

16.    Prohibited Items. Time Share Lessee shall not cause or permit to be carried on board any Aircraft, and shall not cause or permit any passenger to carry on board any Aircraft, any contraband, prohibited dangerous goods, or prohibited controlled substances on any Aircraft at any time. Upon any breach of this Section 16, Time Share Lessor shall have the right to terminate this Agreement immediately upon delivery to Time Share

Lessee of a written notice of termination. Time Share Lessee shall indemnify and hold Time Share Lessor harmless from and against any claims, fines, penalties, costs and expenses (including reasonable attorneys’ fees) incurred as a result of any breach of this Section 16. The indemnity and hold harmless obligations of Time Share Lessee arising under this Section 16 shall survive any termination or expiration of this Agreement.

17.    Force Majeure. Time Share Lessor shall not be liable for delay or failure to furnish any Aircraft and/or flight crew pursuant to this Agreement when such failure is caused by government regulation or authority, mechanical difficulty, war, civil commotion, strikes or labor disputes, weather conditions, acts of God or other unforeseen or unanticipated circumstances.

18.    Insurance.

18.1    Liability. Time Share Lessor shall maintain, or cause to be maintained, bodily injury and property damage, liability insurance in an amount no less than Five Hundred Million United States Dollars (US$500,000,000.00) Combined Single Limit for the benefit of itself, and Time Share Lessee in connection with the use of any Aircraft. Said policy shall be an occurrence policy naming Time Share Lessor as Named Insured, and Time Share Lessee as an Additional Insured.

18.2    Hull. Time Share Lessor shall maintain, or cause to be maintained, all risks aircraft hull insurance for each Aircraft in amounts determined from time to time by agreement of Time Share Lessor and the provider of the insurance, and such insurance shall name Time Share Lessor and any first lien security interest holder as loss payees as their interests may appear.

18.3    Additional Insurance. Time Share Lessor will use reasonable efforts to provide such additional insurance coverage as Time Share Lessee shall request or require, provided, however, that the cost of such additional insurance shall be borne by Time Share Lessee as set forth in Section 6.4 of this Agreement.

18.4    Insurance Certificates. If requested, Time Share Lessor will provide Time Share Lessee with a copy of its Certificate of Insurance.

19.    Representations and Warranties. Time Share Lessee represents and warrants that:

19.1    Time Share Lessee will use the various Aircraft solely for his own use and the use of his family and guests, and Time Share Lessee will not use any Aircraft for the purpose of providing transportation of passengers or cargo for compensation or hire.

19.2    Time Share Lessee shall refrain from incurring any mechanic's or other lien in connection with inspection, preventative maintenance, maintenance or storage of the various Aircraft, whether permissible or impermissible under this Agreement, nor shall there be any attempt by Time Share Lessee to convey, mortgage, assign, lease, sublease, or any way alienate any Aircraft or create any kind of lien or security interest involving any Aircraft or do anything or take any action that might mature into such a lien.

19.3    During the Term of this Agreement, Time Share Lessee will abide by and conform to all Applicable Laws, governmental and airport orders, rules and regulations, as shall from time to time be in effect relating in any way to the operation and use of any Aircraft by a time sharing Time Share Lessee.

20.    No Assignments Neither this Agreement nor any party's interest herein shall be assignable to any other party whatsoever.

21.    Modification. This Agreement may not be modified, altered, or amended except by written agreement executed by both parties.

22.    Prohibited or Unenforceable Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibitions or unenforceability in any jurisdiction. To the extent permitted by Applicable Law, each of Time Share Lessor and Time Share Lessee hereby waives any provision of Applicable Law which renders any provision hereof prohibited or unenforceable in any respect.

23.    Binding Effect. This Agreement, including all agreements, covenants, representations and warranties, shall be binding upon and inure to the benefit of, and may be enforced by Time Share Lessor and its successors and assigns, and Time Share Lessee.

24.    Headings. The section headings in this Agreement are for convenience of reference only and shall not modify, define, expand, or limit any of the terms or provisions hereof.

25.    Amendments. No term or provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by both parties.

26.    No Waiver. No delay or omission in the exercise or enforcement or any right or remedy hereunder by either party shall be construed as a waiver of such right or remedy. All remedies, rights, undertakings, obligations, and agreements contained herein shall be cumulative and not mutually exclusive, and in addition to all other rights and remedies which either party possesses at law or in equity.

27.    Notices. All communications, declarations, demands, consents, directions, approvals, instructions, requests and notices required or permitted by this Agreement shall be in writing and shall be deemed to have been duly given or made when delivered personally or transmitted electronically by e-mail or facsimile, receipt acknowledged, or in the case of documented overnight delivery service or registered or certified mail, return receipt requested, delivery charge or postage prepaid, on the date shown on the receipt therefor, in each case at the address set forth below:

    If to Time Share Lessor:    Bank of America, NA            Tel:    704-386-5681
                100 North Tryon Street            Fax:    617-310-3274
                Charlotte, NC 28255
                Attn:    General Counsel

    With a copy to:        McGuireWoods, LLP             Tel:    704-373-8984
                201 North Tryon St.            Fax:    704-373-8935
                Suite 3000
Charlotte, NC 28202
                Attn:    Patricia Hosmer, Esq.

    If to Time Share Lessee:    To Time Share Lessee’s home address
and/or telephone number on file with
Time Share Lessor’s human resources department
at the time of the notice.

    If to Schedule Keeper:    Bank of America Aircraft Scheduling    Tel:    800-238-3151
                5416 Airport Drive            Fax:    704-804-5571
                Charlotte, NC 28208-5734
                Attn: Senior Vice President, Aviation Executive

28.    Governing Law. This Agreement has been negotiated and delivered in the State of North Carolina and shall in all respects be governed by, and construed in accordance with, the laws of the State of North Carolina including all matters of construction, validity and performance, without giving effect to its conflict of laws provisions.

29.    Jurisdiction and Venue. Exclusive jurisdiction and venue over any and all disputes between the parties arising under this Agreement shall be in, and for such purpose each party hereby submits to the jurisdiction of, the state and federal courts serving the State of North Carolina.

30.    DISCLAIMER. Each Aircraft is being leased by the Time Share Lessor to the Time Share Lessee hereunder on a completely "as is, where is," basis, which is acknowledged and agreed to by the Time Share Lessee. The warranties and representations set forth in this Agreement are exclusive and in lieu of all other representations or warranties whatsoever, express or implied, and Time Share Lessor has not made and shall not be considered or deemed to have made (whether by virtue of having leased any Aircraft under this Agreement, or having acquired any Aircraft, or having done or failed to do any act, or having acquired or failed to acquire any status under or in relation to this Agreement or otherwise) any other representation or warranty whatsoever, express or implied, with respect to any Aircraft or to any part thereof, and specifically, without limitation, in this respect Time Share Lessor disclaims all representations and warranties concerning the title, airworthiness, value, condition, design, merchantability, compliance with specifications, construction and condition of the Aircraft, or fitness for a particular use of any Aircraft and as to the absence of latent and other defects, whether or not discoverable, and as to the absence of any infringement or the like, hereunder of any patent, trademark or copyright, and as to the absence of obligations based on strict liability in tort, or as to the quality of the material or workmanship of any Aircraft or any part thereof or any other representation or warranty whatsoever, express or implied (including any implied warranty arising from a course of performance or dealing or usage of trade), with respect to any Aircraft or any part thereof. Time Share Lessee hereby waives, releases, disclaims and renounces all expectation of or reliance upon any such and other warranties, obligations and liabilities of Time Share Lessor and rights, claims and remedies of Time Share Lessee against Time Share Lessor, express or implied, arising by law or otherwise, including but not limited to (i) any implied warranty of merchantability of fitness for any particular use, (ii) any implied warranty arising from course of performance, course of dealing or usage of trade, (iii) any obligation, liability, right, claim or remedy in tort, whether or not arising from the negligence of Time Share Lessor, actual or imputed, and (iv) any obligation, liability, right, claim or remedy for loss of or damage to any Aircraft, for loss of use, revenue or profit with respect to any Aircraft, or for any other direct, indirect, incidental or consequential damages.

31.    INDEMNITY. (a) Except as provided in Sections 31(b) and (c) below, Time Share Lessee hereby releases, and shall defend, indemnify and hold harmless Time Share Lessor and Time Share Lessor's shareholders, members, directors, officers, managers, employees, successors and assigns, from and against, any and all claims, damages, losses, liabilities, demands, suits, judgments, causes of action, civil and criminal legal proceedings, penalties, fines, and other sanctions, and any attorneys' fees and other reasonable costs and expenses, directly or indirectly arising from this Agreement, and/or the operation or use of any aircraft under this Agreement by Time Share Lessee, and/or the carriage or presence on board any aircraft of any contraband, prohibited dangerous goods, or prohibited controlled substances, except to the extent arising from the gross negligence or willful misconduct of Time Share Lessor or the flight crew. In no event shall Time Share Lessor be liable to Time Share Lessee or any person claiming by or through Time Share Lessee for any indirect, incidental, special, consequential, or punitive damages of any kind or nature.

(b)    Notwithstanding the provisions of Section 31(a) above, Time Share Lessor agrees to accept the proceeds of the hull and liability insurance required by this Agreement as its sole recourse against Time Share Lessee in the event of any claim by Time Share Lessor relating to any type of injury, death or property damage for which such insurance is being provided under this Agreement.

(c)    The limitations provided for in Section 31(b) will not operate against Time Share Lessor to the extent that insurance proceeds are withheld or reduced due to the actions or inactions of Time Share Lessee.

32.    Counterparts. This Agreement may be executed by the parties hereto in two (2) or more separate counterparts, each and all of which when so executed and delivered shall be an original, and all of which shall together constitute but one and the same instrument.

33.    Entire Agreement. This Agreement constitutes the entire agreement of the parties as of the Effective Date and supersedes all prior or independent, oral or written agreements, understandings, statements, representations, commitments, promises, and warranties made with respect to the subject matter of this Agreement.

34.    TRUTH IN LEASING.

WITHIN THE TWELVE (12) MONTH PERIOD PRECEDING THE DATE OF THIS AGREEMENT, EACH AIRCRAFT HAS BEEN INSPECTED AND MAINTAINED IN ACCORDANCE WITH THE PROVISIONS OF FAR 91.409.

THE PARTIES HERETO CERTIFY THAT DURING THE TERM OF THIS AGREEMENT AND FOR OPERATIONS CONDUCTED HEREUNDER, EACH AIRCRAFT WILL BE MAINTAINED AND INSPECTED IN ACCORDANCE WITH THE PROVISIONS OF FAR 91.409.

TIME SHARE LESSOR ACKNOWLEDGES THAT WHEN IT OPERATES ANY AIRCRAFT ON BEHALF OF TIME SHARE LESSEE UNDER THIS AGREEMENT, TIME SHARE LESSOR SHALL BE KNOWN AS, CONSIDERED, AND IN FACT WILL BE THE OPERATOR OF SUCH AIRCRAFT. EACH PARTY HERETO CERTIFIES THAT IT UNDERSTANDS THE EXTENT OF ITS RESPONSIBILITIES, SET FORTH HEREIN, FOR COMPLIANCE WITH APPLICABLE FEDERAL AVIATION REGULATIONS.

AN EXPLANATION OF FACTORS BEARING ON OPERATIONAL CONTROL AND PERTINENT FEDERAL AVIATION REGULATIONS CAN BE OBTAINED FROM THE NEAREST FEDERAL AVIATION ADMINISTRATION FLIGHT STANDARDS DISTRICT OFFICE.

THE PARTIES HERETO CERTIFY THAT A TRUE COPY OF THIS AGREEMENT SHALL BE CARRIED ON EACH AIRCRAFT AT ALL TIMES AND SHALL BE MADE AVAILABLE FOR INSPECTION UPON REQUEST BY AN APPROPRIATELY CONSTITUTED IDENTIFIED REPRESENTATIVE OF THE ADMINISTRATOR OF THE FAA.

    IN WITNESS WHEREOF, the parties have executed this AIRCRAFT TIME SHARING AGREEMENT as of the date and year first written above.

TIME SHARE LESSOR:

Bank of America, NA

                    By:    ______________________________
                    Print:     [NAME]
                    Title:     [TITLE]

                    TIME SHARE LESSEE:

                    ______________________________
                    [NAME]

EXHIBIT A
to
AIRCRAFT TIME SHARING AGREEMENT
dated as the      day of      , [YEAR],
by and between Bank of America, NA ("Time Share Lessor"),
and
[NAME] ("Time Share Lessee")

    FSDO Notification Letter

Date: _________________

Via Facsimile
Fax: __________________

Federal Aviation Administration
__________________________
__________________________
__________________________

RE:     FAR Section 91.23 FSDO Notification
First Flight Under Time Sharing Agreement of Aircraft
____________ model ____________, s/n ________, N___________

To whom it may concern:

Pursuant to the requirements of Federal Aviation Regulation Section 91.23(c)(3), please accept this letter as notification that the undersigned will acquire and take delivery of a leasehold interest in the above referenced aircraft on the ___ day of _____________, 20___, and that the first flight of the aircraft under the Time Sharing Agreement will depart from _______________________ Airport on the ___ day of __________, 20___, at approximately _____ (am / pm) local time.

Sincerely,

                            ______________________________
                            [NAME]

EXHIBIT B
to
AIRCRAFT TIME SHARING AGREEMENT
dated as of the      day of      , [YEAR],
by and between Bank of America, NA ("Time Share Lessor"),
and
[NAME] ("Time Share Lessee")
Aircraft List Current as of      , [YEAR]

[***]